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                                                                       EXHIBIT 8

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into between JIM BROWN, an Individual, DAVID EASTMAN, an Individual, EASTMAN BROWN/HOLDING CO., L.L.C. (each, individually, a "Seller" and collectively, the "Sellers") and WASTE CORPORATION OF AMERICA, INC. or its assigns ("Purchaser").

                              W I T N E S S E T H:

         In consideration of the mutual covenants set forth herein and in consideration of $100.00 paid by Purchaser to Sellers, the receipt and sufficiency of which is hereby acknowledged by Sellers, the parties hereto hereby agree as follows:

         Section 1. Sale and Purchase, Purchase Price

         (a) Sellers hereby agree to sell, convey, and assign to Purchaser and Purchaser hereby agrees to purchase and accept from Sellers, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

                  (1) Good and indefeasible title in fee simple to the tracts or parcels of land situated in Greenville County, South Carolina, described in Exhibit "A" hereto together with all rights and interests appurtenant thereto, including all of Sellers' right, title and interest in and to adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate (the "Land"); and all rights, titles, and interests appurtenant to the Land;

                  (2) Any leases, franchises, licenses, or other agreements, providing for the use or occupancy of, or otherwise similarly affecting or relating to, the Land (collectively "Leases" and individually "Lease") to the extent Purchaser elects to take assignment thereof;

                  (3) Permit Number 232 644-1201 issued by the South Carolina Department of Health and Environmental Control to Brown and Eastman for the operation of a Construction and Demolition landfill on the Land ("Permit") and any and all other permits, licenses, and agreements necessary to operate the landfill on the Land; and

                  (4) Any and all (i) contracts or agreements, including disposal agreements, equipment agreements, utility capacity, sewer treatment or drainage reservations or commitments or reimbursement rights, (the "Property Agreements"), (ii) warranties, guarantees, indemnities and claims, (iii) licenses, permits, or similar documents relating to the Land or to Sellers' use of the Land, to the extent Purchaser elects to take assignment thereof, (iv) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, (v) the property identified on the attached Schedule 1, which shall set forth the information identified in Section 3 (a)(4) herein; and
(vi) the good will, customer lists, agreements, and other intangible assets related to the operation of a landfill on the Land.

The above listed items are herein collectively called the "Property". All of the Property shall be conveyed, assigned, and transferred to Purchaser at Closing (hereinafter defined) free and clear


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of all liens, claims, easements and encumbrances whatsoever except for those matters specifically approved of in writing by Purchaser, as herein provided.

         (b) The price ("Purchase Price") for which Sellers agree to sell and convey the Property to Purchaser, and which Purchaser agrees to pay to Sellers, subject to the terms hereof, is the amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00), to be paid in cash as provided in Section 6 hereof and allocated between the Sellers as instructed by the Sellers.

         Section 2. Earnest Money. Within two (2) business days after the receipt of the schedules (as set forth more fully in Section 19 hereof), Purchaser shall deliver to Title Company the amount of $250,000.00 as "Earnest Money". Title Company shall immediately deposit same in an interest-bearing account and maintain the Earnest Money in such an account until the Earnest Money, with interest earned thereon, is delivered pursuant to the provisions hereof. Deposit by Purchaser of the Earnest Money is itself agreed to be sufficient consideration to support this Agreement notwithstanding Purchaser's rights under Section 4 hereof.

         Section 3. Title Commitment, Survey and Property Schedule.

         (a) Within fourteen (14) days after the date of this Agreement, Sellers, at their sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                  (1) Commitment for Title Insurance ("Title Commitment") from R & V Title Agency, 301 N. Main St., 24th Floor (P.O. Box 10084), Greenville, South Carolina Attention: David E. Hodge, Esq. ("Title Company"), setting forth the status of the title of the Land and Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and any other matters affecting the Land or Improvements; and

                  (2) A true, complete and legible copy of all documents referred to in the Title Commitment, including but not limited to deeds, lien instruments, plats, reservations, restrictions, and easements.

                  (3) A survey ('Survey") prepared by a licensed surveyor acceptable to Purchaser and the Title Company, which Survey shall (i) reflect the actual dimensions of, and area within, the Land, the location of any easements, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of all Improvements, (ii) identify by recording reference all easements, set-back lines, and other matters referred to on the Title Commitment, (iii) include the surveyor's registered number and seal, the date of the Survey, and a certificate satisfactory to Purchaser, (iv) reflect that there is access to and from the Land from a publicly dedicated street or road, (v) be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in any Owner's Title Policy obtained by Purchaser, (vi) reflect any area within the Land that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards. For purposes of the property description to be included in the general warranty deed to be delivered pursuant to


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Section 6 hereof, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with Exhibit "A" hereto, and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser.

                  (4) A list of all agreements, equipment and other Property used in the operation of a landfill on the Land, together with a schedule of all liens and encumbrances on all such Property.

         (b) Purchaser shall have fourteen (14) days from the receipt of the last to be delivered of the information referred to in Section 3(a) hereof to examine same and to specify to Sellers those items that Purchaser will accept title to the Property subject to (the "Permitted Encumbrances"), and those matters that Purchaser finds objectionable (the "Encumbrances"). If such notice is not timely delivered then all of the items reflected on the Schedule and Title Commitment and any overlaps, encroachments, easements, or encumbrances shown on the Survey shall be considered to be Permitted Encumbrances. Sellers at their sole cost and expense shall use all reasonable efforts to cure or remove all Encumbrances, give Purchaser written notice thereof, and deliver by Closing pursuant to this Paragraph an amended Survey and Title Commitment reflecting the cure of such matters.

         (c) If Sellers fail to cause all of the Encumbrances to be removed or cured timely and timely written notice thereof to be given to Purchaser, Purchaser shall have the following rights:

                  (1) Purchaser may terminate this Agreement by giving Sellers written notice thereof, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights, duties, or obligations hereunder; or

                  (2) Purchaser may elect to purchase the Property subject to the Encumbrances not so removed or cured, in which event the Purchase Price shall be reduced by any amount paid to release any liens, abstracts of judgment or other encumbrances of a determinable sum. For all other Encumbrances, the Purchase Price shall be reduced by an aggregate sum of $25,000.00.

         Section 4. Furnishing of Information, Conditions to Closing.

         (a) The parties recognize and agree that Purchaser will require access to, and an opportunity to evaluate the Property in order to effect the conveyance herein contemplated. Accordingly, Sellers agree to furnish the material and information described in this Section 4 to Purchaser as soon as is practicable after the date hereof, and to allow Purchaser and Purchaser's agents complete access to the Property hours from and after the date hereof.

         Sellers agree to furnish to Purchaser the following information pursuant to this Section 4(a):

                  (1) (i) True, complete, and legible copies of each Property Agreement; (ii) true, complete and legible copies of any and all warranties, guaranties, indemnities and claims relating to the Property; (iii) true, complete and legible copies of the Permit and any and all other licenses, permits, or similar documents necessary or appropriate to the ownership, or development of the Property; and


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                  (2) Such surveys, engineering, environmental drainage, or
similar reports Sellers may possess relating thereto.

         (b) Purchaser's obligations hereunder are also subject to the following:

                  (1) Permit Number 232 644-1201 issued by the South Carolina Department of Health and Environmental Control to Brown and Eastman for the operation of a Construction and Demolition landfill on the Land ("Permit") and any other permit necessary to operate the landfill on the Land being transferred to the Purchaser; and

                  (2) Purchaser's satisfaction, in its sole discretion, of the results of its environmental and regulatory due diligence review of the Property.

If the requirements of Section 4(b)(1) are not satisfied prior to August 31, 1999, Purchaser shall be entitled to either (x) terminate this Agreement, whereupon the Earnest Money will be returned to Purchaser and the parties will be released from all obligations hereunder, or (y) extend the Closing until September 30, 1999. If the requirements of Section 4(b)(1) are not satisfied by September 30, 1999, Purchaser may either (xx) terminate this Agreement, whereupon the Earnest Money will be returned to Purchaser and the parties will be released from all obligations hereunder; or (yy) enforce specific performance as set forth in Section 8(c) hereof. Notwithstanding the foregoing, Purchaser shall not be entitled to a return of the Earnest Money if the Permit is not transferred due to any action or inaction on the part of Purchaser.

If the requirements of Section 4(b)(2) are not satisfied by July 15, 1999, Purchaser shall be entitled to either waive such requirements and proceed with the Closing or to terminate this Agreement, whereupon the Earnest Money (except a non-refundable sum of $25,000.00) will be returned to Purchaser and the parties will be released from all obligations hereunder. If Purchaser terminates this Agreement pursuant to a right contained in Section 4(b)(2) after July 15, 1999, the entire amount of Earnest Money shall be paid to the Sellers as liquidated damages, the parties shall have no further obligations to the other, and neither party shall have further rights as against the other.

Purchaser and Seller each covenant to use their reasonable best efforts to secure the transfer of the Permit and any and all other permits, licenses, and agreements necessary to operate the landfill on the Land.

         Section 5. Sellers' Representations, Warranties, and Covenants. Sellers hereby represent and warrant (which representations and warranties shall be deemed also made by Sellers as of Closing) to, and covenant with, Purchaser the following:

         (a) Seller Eastman Brown/Holding Co., L.L.C. now has and will have on the Closing Date good and indefeasible title in fee simple to the Property free and clear of all liens (except those liens accepted by Purchaser or that will be released at or prior to Closing) and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Property.


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         (b) There are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Sellers, threatened that could materially adversely affect the ownership, operation, or maintenance of the Property or Sellers' ability to perform hereunder.

         (c) Sellers shall immediately notify Purchaser of any material change in respect of the Property or any information heretofore of hereafter furnished to Purchaser in respect of the Property.

         (d) From the date hereof until the Closing Date, Sellers shall (i) continue all Leases, Property Agreements, permits, licenses and contracts relative to the Property in full force and effect and neither cancel (unless directed to do so by Purchaser), amend, nor renew any of the same without Purchaser's prior written consent; and (ii) afford Purchaser and its representatives the continuing right to inspect the Property. From the date hereof until the Closing Date, Sellers shall not: (i) commit or permit to be committed any waste to the Property or (ii) enter into any agreement or instrument or take any action that would encumber the Property after Closing or that would bind Purchaser or the Property after Closing.

         (e) All bills and other payments due with respect to the ownership of the Property have been (and on the Closing Date will be) paid and no liens or other claims for the same have been filed or asserted against any part of the Property.

         (f) Sellers have full right, power, and authority to execute, deliver, and perform this Agreement without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties and this Agreement, when executed and delivered by Sellers and Purchaser, will constitute the valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

         (g) The Land is property zoned for its current use and is not in violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise) affecting any of the Property, including without limitation all applicable zoning ordinances and land use planning or development codes (hereinafter sometimes collectively called "Applicable Laws").

         (h) Without limitation of (g) above, to Sellers' knowledge the Land and Sellers are not currently in violation of or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any Applicable Laws pertaining to health or the environment (hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Land.

         (i) Sellers have not obtained and are not required to obtain, and Sellers have no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to develop the Land by reason of any Applicable Environmental Laws, save and except the Permit and all other permits, licenses and approvals being transferred to Purchaser.


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         (j) Except as set forth on Schedule 5(j), no hazardous substances or solid wastes have been disposed of or otherwise released on or to the Land. In this Agreement the terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, to the extent that the laws of the State of South Carolina establish a meaning for "hazardous substance", "release", "solid waste", or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. There are no PCBs in or on the Land and the Land contains no underground storage tanks.

         Section 6. Closing.

         (a) The closing ("Closing") of the sale of the Property by Sellers to Purchaser shall occur on or before August 31, 1999. The Closing shall occur in the offices of the Title Company or at such other location as the parties mutually agree. In the event the Permit is not transferred on or prior to August 31, 1999, the Closing may be extended by Purchaser as set forth in Section 4(b).

         (b) At the Closing, the following (which are mutually concurrent conditions) shall occur:

                  (1) Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Sellers the following:

                           (i) A cashier's check, or the check of the Title
Company, made payable to the order of Sellers, or immediately available cash funds, in the amount of the cash portion of the Purchase Price as set out in
Section 1(b)(1) hereof, adjusted as provided for in Sections 6(c) and 6(d) hereof,

                           (ii) Evidence satisfactory to Sellers and the Title
Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

                  (2) Sellers, at their sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                           (i)   General Warranty Deed in form and substance
satisfactory to Purchaser, fully executed and acknowledged by the appropriate Seller or Sellers, conveying to Purchaser the Land, subject only to the Permitted Encumbrances;

                           (ii)  Assignment in form and substance satisfactory
to Purchaser, fully executed and acknowledged by the appropriate Seller or Sellers, assigning, conveying and transferring, to the extent Purchaser elects to take assignment thereof, all of the Property except the Land to Purchaser, subject only to the Permitted Encumbrances;

                           (iii) Completed Transfer to Purchaser, with all
required State of South Carolina approvals obtained, of the Permit and any other permit necessary to operate the landfill on the Land;


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                           (iv)  Evidence satisfactory to Purchaser and the
Title Company that the person or persons executing the Closing documents on behalf of Sellers have full right, power and authority to do so;

                           (v)   Certificate meeting the requirements of Section
1445 of the Internal Revenue Code of 1954 executed and sworn to by Sellers; and

                           (vi)  Such other instruments as are customarily
executed in South Carolina to effectuate the conveyance of property similar to the Property, with the effect that after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Sellers related to the Property and Sellers will no longer have any rights, titles, or interests in and to the Property.

         (c) The Purchase Price shall be inclusive of the Earnest Money. All normal and customarily proratable items, including without limitation real estate taxes, all income of the Property, and the Property Agreement payments shall be prorated as of the Closing Date, Sellers being charged and credited for all of same on and after such date. Purchaser shall be responsible for (and receive the benefit of) any such items attributable to the period after Closing except for any payments under Property Agreements Purchaser does not assume or any other obligations Purchaser does not assume. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made between Sellers and Purchaser. Sellers shall be responsible for payment of all transfer taxes (f/k/a "deed stamps"). Each party shall be responsible for its own attorneys' fees and costs. The provisions of this Section 6(d) shall survive the Closing.

         (d) Of the Purchase Price set out in Section l(b)(1) hereof, the sum of FIVE HUNDRED THOUSAND AND N01100 DOLLARS ($500,000.00) shall not be paid to Sellers unless and until the issuance by the South Carolina Department of Environmental Control of a permit for Phase II of the Shiloh Site on the Land (with a minimum expansion capacity of 740,000 cubic yards within such Phase II) (the "Permit Expansion"). Within ten (10) days of the issuance of the permit described in this Section 6(d), Purchaser shall deliver the funds set forth herein to the Sellers. This provision is binding upon Waste Corporation of America, Inc. and any and all assigns thereof and shall run with the land. Purchaser and Sellers shall use their reasonable best efforts to obtain the Permit Expansion; provided, however, that Purchaser shall pay all reasonable costs and expenses associated therewith.

         (e) Upon completion of the Closing, Sellers shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind or any parties in possession, and in the same condition as on the date hereof, normal wear only excepted.

         Section 7. Destruction, Damage, or Taking Prior to Closing. Prior to Closing, risk of loss with regard to the Property shall be borne by Sellers. If, prior to Closing, the Property becomes subject to a taking by virtue of eminent domain, to any extent whatsoever, Purchaser shall have the option, which must be exercised by it by the Closing Date, to terminate this Agreement or to proceed with the Closing. If Purchaser elects to terminate this Agreement, all rights, duties, obligations and liabilities created hereunder shall cease. If Purchaser elects to


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proceed with the Closing, it shall be obligated to do so (subject to the other provisions hereof) but Purchaser shall be entitled to any award as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Sellers shall assign to Purchaser at Closing Sellers' rights to such award.

         Section 8. Remedies.

         (a) If Purchaser refuses to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser to do so, or breach by any Seller of his or its representations, warranties, or agreements hereunder, then Sellers, as their sole remedy, shall have the right to terminate this Agreement by giving Purchaser written notice thereof, in which event neither party hereto shall have any further rights, duties, or obligations hereunder and Title Company shall deliver to Sellers, as liquidated damages (Sellers and Purchaser hereby acknowledging that the amount of damages resulting from a breach of this Agreement by Purchaser would be difficult or impossible to accurately ascertain), the Earnest Money.

         (b) If Purchaser terminates this Agreement pursuant to a right granted to Purchaser hereunder to do so, then neither party hereto shall have any further rights, duties, or obligations hereunder, and Title Company shall return to Purchaser the Earnest Money, free of any claims by Sellers with respect thereto.

         (c) Subject to the limitations contained in Section 5(a) herein, if any Seller fails or is unable to perform any of his or its obligations or agreements hereunder either prior to or at Closing, or if any of any Seller's representations or warranties made hereunder, or any of the information furnished by any Seller pursuant hereto, should be false or misleading in any material respect, Purchaser may terminate this Agreement by notifying Sellers thereof in which event the Title Company shall return to Purchaser the Earnest Money; enforce specific performance of the obligations of Sellers hereunder; and seek any other rights, recourses, or remedies available to Purchaser whether hereunder, at law, or in equity. Purchaser's rights, remedies, and recourses shall be cumulative.

         Section 9. Indemnity. Sellers agree to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of either (a) the breach of any representation or warranty of any Seller set forth herein, or (b) the failure of any Seller to perform any obligation herein required to be performed by that Seller. Purchaser agrees to indemnify and hold Sellers harmless from and against and to reimburse Sellers with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any Seller at any time and from time to time by reason of or arising out of either (a) the breach of any representation or warranty of Purchaser set forth herein, of (b) the failure of Purchaser to perform any obligation herein required to be performed by Purchaser.


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         Section 10. Commissions. Purchaser shall owe a commission or finder's fee of _________________ to Richard Sieburg with regard to the sale of the Property. Sellers hereby agree to defend, indemnify, and hold harmless Purchaser, and Purchaser hereby agrees to defend, indemnify, and hold harmless Sellers, from and against any other claim by third parties to this Agreement or the sale of the Property, and any court costs, attorneys' fees or other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

         Section 11. Notices. Any notice provided or permitted to be given under this Agreement must be in writing and may be given by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party; or by prepaid telegram or telex. Notice given in accordance herewith shall be effective when it is given. For purposes of notice, the addresses of the parties shall be as follows:

         If to Sellers, to:  Jim Brown
                             David Eastman
                             Eastman Brown/Holding Co., L.L.C.
                             223 Rock Quarry Road
                             Travelers Rest, South Carolina 29690

         With a copy to:     David E. Hodge, Esq.
                             301 North Main Street, 24th Floor
                             P. O. Box 10084
                             Greenville, South Carolina 29603

         If to Purchaser:    Waste Corporation of America, Inc.
                             One Riverway, Suite 1400
                             Houston, Texas 77056
                             ATTN: Ed Menger

         With a copy to:     Keith Short, Esq.
                             Short & Ketchand, L.L.P.
                             11 Greenway Plaza, Suite 1520
                             Houston, Texas 77046

Either party hereto may change its address for notice by giving ten (10) days prior written notice thereof to the other party.

         Section 12. Survival; Effect of Inspections. Any claim or cause of action arising out of the falsity or untruth of any of Sellers' representations and warranties herein made, or made pursuant hereto, shall survive the Closing; any inspections or examinations of the Property or information relative thereto by Purchaser shall not diminish or otherwise affect Sellers' representations and warranties relative thereto, and Purchaser shall continue to rely thereon.

         Section 13. Entire Agreement. This Agreement is the entire agreement between Sellers and Purchaser concerning the sale of the Property and no modification hereof or


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subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound.

         Section 14. Exhibits and Schedules. Exhibit "A" and all Schedules attached hereto are incorporated herein by this reference for all purposes.

         Section 15. Gender and Number. As used herein, unless the context prohibits, pronouns of any gender shall include all genders and all numbers shall include the singular and the plural.

         Section 16. Captions. The Section captions are inserted for convenience of reference only and shall in no way alter, modify, or define, or be used in construing, the text of such sections.

         Section 17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

         Section 18. Assigns. This Agreement may be assigned by Purchaser and shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, Waste Corporation of America, Inc. shall remain liable for all obligations of Purchaser through Closing. No Seller may assign this Agreement to any other person or entity, save and except that the Permit may be transferred by and among the Sellers immediately prior to Closing in order to effectuate the Closing.

         Section 19. Miscellaneous. Schedule 1 shall be attached hereto within 2 business days of the execution of this Agreement which schedule shall at that time include the list of equipment and debt thereon. Within seven (7) days of the date of execution of this Agreement, Schedule 1 shall be updated to include all information required by Section 3(a)(4). Schedule 5(j) shall be attached hereto within 2 business days of the execution of this Agreement. Purchaser reserves the right to object to any information contained in schedules pursuant to the terms of this Agreement.

         EXECUTED as of May ___, 1999.

WASTE CORPORATION OF AMERICA, INC.
                                   --------------------------------------------
                                   DAVID EASTMAN

By:
   ------------------------------
Its:
    -----------------------------


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EASTMAN BROWN/HOLDING CO., L.L.C.
                                   --------------------------------------------
                                   JIM BROWN

By:
   ------------------------------
Its:
    -----------------------------



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